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Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Esterline Technologies Corporation for the registration of 2,800,000 shares of its common stock and to the incorporation by reference therein of our report dated December 6, 2000, with respect to the consolidated financial statements of Esterline Technologies Corporation as of and for the fiscal year ended October 27, 2000 incorporated by reference in its Annual Report (Form 10-K) for the fiscal year ended October 27, 2000 and the related financial statement schedule for the fiscal year ended October 27, 2000 included therein, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP
Seattle, Washington
January 19, 2001

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Consent of Ernst & Young LLP, Independent Auditors